EXHIBIT 99.1

Layne Christensen Reports Third Quarter Fiscal 2010 Earnings

MISSION WOODS, Kan., Dec. 7, 2009 (GLOBE NEWSWIRE) -- Layne Christensen Company (Nasdaq:LAYN):

 * Net income for the quarter was $6.6 million, or $0.34 per share, compared to $12.2 million, or $0.63 per share last year,
   reflecting continued weakness in mineral exploration and certain water markets.
 * Bidding activity in our water infrastructure division remains high, and our overall water backlog increased to $540.5 million at October 31, 2009, compared to $453.4 million at July 31, 2009, and $418.2 last year.
 * The Company closed the acquisition of W.L. Hailey & Company on
   October 30, 2009, at a purchase price of $15 million, funded from available cash. Hailey is a provider of water and
   wastewater infrastructure solutions in the southeast.

 ---------------------------------------------------------------------
 Financial Data
 ---------------
 (in 000's,        Three Months                 Nine Months
  except per    ------------------    %     ------------------    %
  share data)   10/31/09  10/31/08  Change  10/31/09  10/31/08  Change
 ---------------------------------------------------------------------
 Revenues
  --Water
    infra-
    structure   $174,345  $198,613   (12.2) $516,573  $575,191   (10.2)
  --Mineral
    exploration   30,713    53,154   (42.2)   85,764   163,823   (47.6)
  --Energy        11,743    10,859     8.1    34,052    34,824    (2.2)
  --Other            999     1,857   (46.2)    2,830     4,827   (41.4)
                --------  --------          --------  --------
 Total revenues  217,800   264,483   (17.7)  639,219   778,665   (17.9)
                --------  --------          --------  --------
 Net income
  (loss)           6,621    12,227   (45.8)   (1,023)   37,885  (102.7)
 Dilutive EPS       0.34      0.63   (46.0)    (0.05)     1.94  (102.6)
 Net income
  excluding
  energy
  impairment
  charge           6,621    13,397   (50.6)   12,016    39,055   (69.2)
 Dilutive EPS
  excluding
  energy
  impairment
  charge            0.34      0.69   (50.7)     0.62      2.00   (69.0)

 ---------------------------------------------------------------------

"Revenue for the third quarter was down compared to last year, as we are still experiencing weakness in Layne's traditional water supply business and in mineral exploration. The more infrastructure intensive businesses remained flat year-over-year while the backlog was up substantially from last quarter and last year. The weak earnings comparison to the prior year also comes from Layne's traditional water supply and minerals businesses, offset by increased earnings in geoconstruction services from Katrina related work in New Orleans and from Layne's energy division. Activity levels this quarter in all divisions were very consistent with the second quarter, so we appear to be bouncing along the bottom for now." -- Andrew B. Schmitt, President and Chief Executive Officer

Layne Christensen Company (Nasdaq:LAYN), today announced net income for its third quarter ended October 31, 2009, of $6,621,000, or $0.34 per diluted share, and a net loss of $1,023,000, or $0.05 per diluted share, for the nine months ended October 31, 2009. The net loss for the nine months includes non-cash impairment charges in the energy division. Excluding non-cash impairment charges, the Company had net income of $6,621,000, or $0.34 per diluted share, for the three months and $12,016,000, or $0.62 per diluted share, for the nine months ended October 31, 2009, compared to net income of $13,397,000, or $0.69 per diluted share, for the three months and $39,055,000, or $2.00 per diluted share, for the nine months last year.

Revenues decreased $46,683,000, or 17.7%, to $217,800,000 for the three months ended October 31, 2009, and $139,446,000, or 17.9%, to $639,219,000 for the nine months ended October 31, 2009, as compared to the same periods last year. A further discussion of results of operations by division is presented below.

Cost of revenues were $161,781,000, or 74.3% of revenues and $487,234,000 or 76.2% of revenues for the three and nine months ended October 31, 2009, compared to $199,232,000, or 75.3% of revenues and $580,067,000, or 74.5% of revenues, for the same periods last year. The decrease as a percentage of revenue for the three months was primarily the result of better than average margins on a flood control project in New Orleans. The increase as a percentage of revenues for the nine months was primarily focused in the water infrastructure division as the result of a shift in revenue mix to a higher concentration of heavy construction, which typically carries a lower margin, difficulties on several projects and pricing pressures from increased competition.

Selling, general and administrative expenses were $31,504,000 and $93,508,000 for the three and nine months ended October 31, 2009, compared to $35,684,000 and $105,257,000 for the same periods last year. The decreases were primarily the result of decreased compensation related expenses, lower legal and professional fees and reduced travel. These reductions were partially offset for the nine months by increased non-income tax expenses of $2,569,000. Compensation expenses declined for the periods based on lower accruals for incentive compensation given the Company's reduced earnings, as well as headcount reductions. Other expense reductions were primarily due to lower activity levels and cost control measures. The increased non-income tax expenses for the nine months were primarily due to a reassessment in the first quarter of the recoverability of value added tax balances and additional accruals for other non-income tax expenses in certain foreign jurisdictions given recent declines in those economies.

Depreciation, depletion and amortization were $14,233,000 and $42,844,000 for the three and nine months ended October 31, 2009, compared to $13,573,000 and $38,969,000 for the same periods last year. The increases were primarily due to higher depletion in the energy division as a result of reduced estimated proven oil and gas reserves. The reserves have been reduced primarily due to lower spot gas prices at period ends, which are used in estimating future economic production. Higher depletion charges are expected to continue unless gas pricing improves and economic reserve levels increase.

The Company recorded a non-cash Ceiling Test impairment of oil and gas properties of $21,642,000 in the second quarter of fiscal 2010, primarily as a result of a significant continued decline in natural gas prices and the expiration of higher priced forward sales contracts. Spot gas prices improved somewhat from July 31 to October 31, 2009, and as a result no additional impairment was necessary as of October 31, 2009. There were no Ceiling Test impairments recorded for the nine months ending October 31, 2008. The impairment of oil and gas properties recorded in the nine months ended October 31, 2008 relates to the Company's exploration project in Chile, begun in 2008. Following initial core testing and further evaluation of infrastructure requirements, it was determined that recovery of our investment was not likely and the costs were written off.

The Company received litigation settlement gains of $334,000 and $3,495,000 for the three and nine months ended October 31, 2009. The settlements included receipt of land and buildings valued at $2,828,000, and cash receipts of $667,000, net of contingent attorney fees. Cash receipts, net of contingent attorney fees, of $2,173,000 were received for the nine months ended October 31, 2008.

Equity in earnings of affiliates were $1,239,000 and $5,525,000 for the three and nine months ended October 31, 2009, compared to $4,803,000 and $11,112,000 for the same periods last year. The decreases reflect the impact of a soft minerals exploration market in Latin America, primarily for gold and copper. We expect our equity in earnings of affiliates to remain positive, but reduced from prior year levels, through the balance of the fiscal year.

Interest expense decreased to $584,000 and $2,206,000 for the three and nine months ended October 31, 2009, compared to $838,000 and $2,798,000 for the same periods last year. The decreases were a result of scheduled debt reductions.

Income tax expenses of $4,940,000 (an effective rate of 42.7%) and $1,480,000 (an effective rate of 323.9%) were recorded for the three and nine months ended October 31, 2009, including an $8,603,000 benefit related to the non-cash impairment charge of proved oil and gas properties recorded as a discrete item in the second quarter of fiscal 2010. Excluding the impairment and related tax benefit, the Company would have recorded income tax expense of $4,940,000 (an effective rate of 42.7%) and $10,083,000 (an effective rate of 45.6%) for the three and nine months ended October 31, 2009, compared to income tax expense of $8,561,000 (an effective rate of 41.9%) and $26,277,000 (an effective rate of 41.2%) for the same periods last year. The increases in these effective rates were primarily attributable to the impact of nondeductible expenses as pretax income declined. The effective rate in excess of the statutory federal rate for the periods was due primarily to the impact of nondeductible expenses and the tax treatment of certain foreign operations.

 Water Infrastructure Division
 (in thousands)
                                Three months ended   Nine months ended
                                   October 31,          October 31,
                                ------------------  ------------------
                                  2009      2008      2009      2008
                                --------  --------  --------  --------
 Revenues                       $174,345  $198,613  $516,573  $575,191
 Income before income taxes       11,675    13,131    24,455    35,470

Water infrastructure revenues decreased 12.2% to $174,345,000 and 10.2% to $516,573,000 for the three and nine months ended October 31, 2009, respectively, as compared to $198,613,000 and $575,191,000 for the same periods last year. The decreases occurred across all major product lines, except pipeline construction which has increased due primarily to expanded projects in Colorado, and water and wastewater treatment plant construction, primarily in the southeastern U.S. Although revenues were down across the country, the most affected locations were in the western U.S., where weakness in housing construction and lower municipal government spending has significantly impacted our markets. Revenues for our specialty geoconstruction services, although down for the nine months, did increase for the three months ended October 31, 2009, due to a contract to assist in flood control in New Orleans. The contract is expected to last into the first quarter of fiscal 2011.

Income before income taxes for the water infrastructure division decreased 11.1% to $11,675,000 and 31.1% to $24,455,000 for the three and nine months ended October 31, 2009, respectively, compared to $13,131,000 and $35,470,000 for the same periods last year. Reduced revenue levels and margin pressures from increased competition, as well as difficulties on several projects, contributed to the declines. Profits on the New Orleans project did partially offset declines in the three months. Cost control measures, including headcount reductions, continue as we seek to match expenses to lower activity levels in most of our product lines.

Bidding activity, particularly in the heavy construction markets, remains relatively strong albeit with more competitors. The backlog for the water infrastructure division at October 31, 2009 was $540,535,000 compared to $453,384,000 as of July 31, 2009, and $418,162,000 at October 31, 2008.

 Mineral Exploration Division
 (in thousands)
                                Three months ended   Nine months ended
                                    October 31,         October 31,
                                ------------------  ------------------
                                  2009      2008      2009      2008
                                --------  --------  --------  --------
 Revenues                       $ 30,713  $ 53,154  $ 85,764  $163,823
 Income before income taxes        1,984    11,908     7,294    38,823

Mineral exploration revenues decreased 42.2% to $30,713,000 and 47.6% to $85,764,000 for the three and nine months ended October 31, 2009, respectively, compared to $53,154,000 and $163,823,000 for the same periods last year. The decreased activity levels which began in the fourth quarter of last year continued, with revenue declines in virtually all of the division's markets driven by economic uncertainty despite higher than historical gold prices.

Income before income taxes for the mineral exploration division was down 83.3% to $1,984,000 and 81.2% to $7,294,000 for the three and nine months ended October 31, 2009, respectively, compared to $11,908,000 and $38,823,000 for the same periods last year. During the nine month period in the current year, we had two unusual items, receipt of a litigation settlement in Australia of $2,828,000 and increased non-income tax expense of $2,569,000 due to a reassessment of the recoverability of value added taxes and accruals for certain other non-income tax expenses in foreign jurisdictions. Operations in North America were profitable, partially offset by losses in Africa and Australia. The equity in earnings of affiliates declined at a slower rate than the remainder of the division, reflecting higher stability from certain longer term contracts. We have aggressively reduced staffing levels and other costs in dealing with the reduced market activity and continue to explore opportunities to reduce costs further.

 Energy Division
 (in thousands)
                                Three months ended   Nine months ended
                                    October 31,         October 31,
                                ------------------  ------------------
                                  2009      2008      2009      2008
                                --------  --------  --------  --------
 Revenues                       $ 11,743  $ 10,859  $ 34,052  $ 34,824
 Income (loss) before
  income taxes                     4,659     2,631   (10,226)   10,673

Energy revenues increased 8.1% to $11,743,000 and decreased 2.2% to $34,052,000 for the three and nine months ended October 31, 2009, respectively, compared to revenues of $10,859,000 and $34,824,000 for the same periods last year. Higher prices and additional sold production volume on the forward sales contracts in place increased revenue for the three and nine months ended October 31, 2009, although this was offset for the nine months by lower transportation revenues for third party gas in the first six months of the year. We anticipate holding production for the near term to levels sufficient to satisfy our forward sales commitments.

As of October 31, 2009, the Company completed a determination of oil and gas reserves for the energy division. This determination was made according to SEC guidelines and used gas prices at October 31, 2009 of $4.01 per Mcf compared to $2.89 per Mcf at July 31, 2009 and $3.29 per Mcf at January 31, 2009. Based on the reserve determination, no Ceiling Test impairment was required for the three months ended October 31, 2009. In the second quarter of fiscal 2010 the Company recorded a non-cash Ceiling Test impairment charge of $21,642,000, or $13,039,000 after income tax, for the carrying value of the assets in excess of future net cash flows. If gas pricing does not improve or the Company is not able to replace expiring forward sales contracts at attractive prices, an additional impairment could occur in the fourth quarter. As of October 31, 2009, the remaining net book value of assets subject to Ceiling Test impairment was $29,947,000.

The Company recorded a $2,014,000 non-cash impairment of oil and gas properties in the nine months ended October 31, 2008, related to the Company's exploration project in Chile, begun in 2008. Following initial core testing and further evaluation of infrastructure requirements, it was determined that recovery of our investment was not likely and the costs were written off. During the nine months ended October 31, 2009 and 2008, we recorded settlement gains, net of attorney fees, of $667,000 and $2,173,000, respectively, related to litigation against former officers of a subsidiary and associated energy production companies.

Excluding the non-cash impairment charges and litigation settlement gains, income before income taxes for the energy division increased 75.0% to $4,325,000 and 2.2% to $10,749,000 for the three and nine months ended October 31, 2009, respectively, compared to $2,472,000 and $10,514,000 for the same periods last year. The increase in income before income taxes was primarily due to higher prices and production volume on forward sales contracts in place compared to the prior year, and steps taken to reduce operating costs and increase efficiency in our field operations, partially offset by higher depletion based on decreased proved oil and gas reserves.

Unallocated Corporate Expenses

Corporate expenses not allocated to individual divisions, primarily included in selling, general and administrative expenses, were $6,285,000 and $19,109,000 for the three and nine months ended October 31, 2009, compared to $6,750,000 and $19,571,000 for the same periods last year. The decreases were primarily a result of decreased expenses for legal and professional fees.

 Summary of Operating Segment Reconciliation Data
 (in thousands)

                                Three Months Ended   Nine Months Ended
                                    October 31,         October 31,
                                ------------------  ------------------
                                  2009      2008      2009      2008
                                --------  --------  --------  --------
 Revenues
  Water infrastructure          $174,345  $198,613  $516,573  $575,191
  Mineral exploration             30,713    53,154    85,764   163,823
  Energy                          11,743    10,859    34,052    34,824
  Other                              999     1,857     2,830     4,827
                                --------  --------  --------  --------
  Total revenues                $217,800  $264,483  $639,219  $778,665
                                ========  ========  ========  ========

 Equity in earnings of
  affiliates
  Mineral exploration           $  1,239  $  4,803  $  5,525  $ 11,112
                                ========  ========  ========  ========

 Income before income taxes
  Water infrastructure          $ 11,675  $ 13,131  $ 24,455  $ 35,470
  Mineral exploration              1,984    11,908     7,294    38,823
  Energy                           4,659     2,631   (10,226)   10,673
  Other                              112       344       249     1,203
  Unallocated corporate expenses  (6,285)   (6,750)  (19,109)  (19,571)
  Interest expense                  (584)     (838)   (2,206)   (2,798)
                                --------  --------  --------  --------
   Total income before
    income taxes                $ 11,561  $ 20,426  $    457  $ 63,800
                                ========  ========  ========  ========

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such statements may include, but are not limited to, statements of plans and objectives, statements of future economic performance and statements of assumptions underlying such statements, and statements of management's intentions, hopes, beliefs, expectations or predictions of the future. Forward-looking statements can often be identified by the use of forward-looking terminology, such as "should," "intended," "continue," "believe," "may," "hope," "anticipate," "goal," "forecast," "plan," "estimate" and similar words or phrases. Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions, including but not limited to prevailing prices for various commodities, unanticipated slowdowns in the Company's major markets, the risks and uncertainties normally incident to the construction industry and to the exploration for and development and production of oil and gas, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and foreign currency fluctuations that may affect worldwide results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, estimated or projected. These forward-looking statements are made as of the date of this release, and the Company assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.

Layne Christensen Company provides sophisticated services and related products for the water, mineral and energy markets.

The Layne Christensen Company logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3466

               LAYNE CHRISTENSEN COMPANY AND SUBSIDIARIES
                    CONSOLIDATED FINANCIAL DATA
                (in thousands, except per share data)

                                    Three Months       Nine Months
                                 Ended October 31,   Ended October 31,
                                    (unaudited)         (unaudited)
                                ------------------  ------------------
                                  2009      2008      2009      2008
                                --------  --------  --------  --------
 Revenues                       $217,800  $264,483  $639,219  $778,665
 Cost of revenues (exclusive of
  depreciation, depletion and
  amortization shown below)     (161,781) (199,232) (487,234) (580,067)
 Selling, general and
  administrative expenses        (31,504)  (35,684)  (93,508) (105,257)
 Depreciation, depletion
  and amortization               (14,233)  (13,573)  (42,844)  (38,969)
 Impairment of oil and
  gas properties                      --    (2,014)  (21,642)   (2,014)
 Litigation settlement gains         334     2,173     3,495     2,173
 Equity in earnings of
  affiliates                       1,239     4,803     5,525    11,112
 Interest expense                   (584)     (838)   (2,206)   (2,798)
 Other income (expense), net         290       308      (348)      955
                                --------  --------  --------  --------
 Income before income taxes       11,561    20,426       457    63,800
 Income tax expense               (4,940)   (8,561)   (1,480)  (26,277)
                                --------  --------  --------  --------
 Net income (loss)                 6,621    11,865    (1,023)   37,523
                                --------  --------  --------  --------
 Net loss attributable to
  noncontrolling interest             --       362        --       362
                                --------  --------  --------  --------
 Net income (loss) attributable
  to Layne Christensen Company  $  6,621  $ 12,227  $ (1,023) $ 37,885
                                ========  ========  ========  ========

 Basic income (loss) per share  $   0.34  $   0.64  $  (0.05) $   1.98
                                ========  ========  ========  ========

 Diluted income (loss)
  per share                     $   0.34  $   0.63  $  (0.05) $   1.94
                                ========  ========  ========  ========

 Weighted average shares
  outstanding:
    Basic                         19,342    19,246    19,319    19,157
                                ========  ========  ========  ========
    Diluted                       19,513    19,448    19,319    19,493
                                ========  ========  ========  ========

                                                           As of
                                                    ------------------
                                                    Oct. 31,  Jan. 31,
                                                      2009      2009
                                                    --------  --------
 Balance Sheet Data:
  Cash and cash equivalents                         $ 77,450  $ 67,165
  Working capital, including
   current maturities of
   long term debt                                    120,975   128,610
  Total assets                                       716,956   719,357
  Total long term debt,
   excluding current maturities                        6,667    26,667
  Total Layne Christensen
   Company stockholders' equity                      463,644   456,022
  Common shares issued and
   outstanding                                        19,433    19,383

CONTACT:  Layne Christensen Company
          Jerry W. Fanska, Sr. Vice President Finance
          913-677-6858
          www.laynechristensen.com